Exhibit 99.1

Orbsat Corp Expands the Role of its Executive Vice President, Paul R. Thomson, with
Appointment as Chief Financial Officer

Company Names Andrew Cohen as New Senior Vice President of Operations to Support E-Commerce Expansion Program

AVENTURA, FL – October 7, 2021 – Orbsat Corp (NASDAQ: OSAT, OSATW) (“Orbsat” or “the Company”), a global e-commerce provider of IoT and connectivity solutions, further to its recently announced strategic focus on building its global e-commerce capabilities, today announced that it has expanded the role of its Executive Vice President, Paul R. Thomson, appointing him as Chief Financial Officer replacing Mr. Sawar Uddin who has stepped down. The Company also named Andrew Cohen as Senior Vice President of Operations, a new role that will support Orbsat’s ongoing e-commerce business development activities.

Mr. Thomson joined the Company as its Executive Vice President in August with responsibilities including overseeing the implementation of new enterprise technology infrastructure in support of expanded global e-commerce platform capabilities. Mr. Thomson has over 43 years of Finance and Enterprise Risk Management experience, supporting corporate growth through operational restructuring and business transactions including spending twelve years in public accounting with Price Waterhouse in the UK, Venezuela and the United States.

“I’m pleased that Paul has agreed to expand his responsibilities at Orbsat as our CFO where his extensive finance and business management expertise can further assist our team as we continue to build-out our global e-commerce platform,” said Mr. Charles M. Fernandez, CEO and Executive Chairman of Orbsat.

Mr. Cohen who joins the Company as its Senior Vice President of Operations has 35 years of experience in the private equity and real estate sectors. From 1996 through 2009, he was a Partner at Apollo Real Estate Advisors, where he was involved in the acquisition, financing, asset management and disposition of office, residential, retail and hospitality properties throughout the United States. Earlier, Mr. Cohen was a Managing Director of First Atlantic Real Estate, where he was head of U.S. investments for a Europe-based fund. Most recently, Mr. Cohen was a Partner at Arel Capital, investing in multifamily assets on behalf of institutional and private investors. Mr. Cohen received his BA from Brown University and MBA from Columbia Business School.

Commenting on Mr. Cohen’s appointment, David Phipps, President of Orbsat and CEO of Global Operations, added, “Andrew’s significant business, management and finance experience, makes him a valuable addition to our company and I am looking forward to his contributions as we expand and enhance our global e-commerce operations.

As a material inducement to enter into his employment agreement, on October 8, 2021, Mr. Cohen will receive restricted stock grants and options, issued outside of a shareholder approved stock or option plan pursuant to the Nasdaq “inducement grant” exception (Nasdaq Listing Rule 5635(c)(4)). Mr. Cohen will receive an immediately vested, 5-year option to purchase 25,000 shares of Common Stock at a per share price of $5.35 and a restricted stock grant of 25,000 shares of Common Stock, 10,000 of which vest immediately, and the remaining 15,000 of which will vest at the rate of 5,000 shares at the end of each of the next three annual anniversaries of his employment.

About Orbsat Corp

Orbsat provides services and solutions to fulfill the rapidly growing global demand for satellite-based voice, high-speed data, tracking and IoT connectivity services. Building upon its long-term experience providing government, commercial, military and individual consumers with Mobile Satellite Services, Orbsat is positioned to capitalize on the significant opportunities being created by global investments in new and upgraded satellite networks. Orbsat’s US and European based subsidiaries, Orbital Satcom and Global Telesat Communications, have provided global satellite connectivity solutions to more than 50,000 customers located in over 165 countries across the world.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional storefronts in various geographic locations, its ability to grow and expand as intended, the Company’s expectations of worldwide growth and public infrastructure spending, ability to raise additional capital to finance the Company’s operations, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating) to change or differ from future results, the Company’s ability to capitalize on its partnerships as well as other similar arrangements, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for Orbsat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net